Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation in this Registration Statement of BM Acquisition Corp. on the Post-Effective Amendment NO. 1 to Form S-1 (File No. 333-288106) of our report dated June 17, 2025, except for Note 7 and Note 9, as to which date is August 29, 2025, with respect to our audit of the financial statements of BM Acquisition Corp. as of May 31, 2025 and for the period from May 9, 2025 (inception) through May 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

December 15, 2025